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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to §240.14a-12
BIO-TECHNOLOGY GENERAL CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Bio-Technology General Corp.
One Tower Center, 14th Floor
East Brunswick, NJ 08816
(732) 418-9300

May 12, 2003

Dear Fellow Stockholder:

        You are cordially invited to attend our Annual Meeting of Stockholders to be held at 11:00 a.m. on Tuesday, June 17, 2003, at The University Club, 1 West 54th Street, New York, New York.

        This year, in addition to electing nine directors to our Board of Directors you are being asked to approve an amendment to our Certificate of Incorporation to change the name of the Company to Savient Pharmaceuticals, Inc. In addition, I will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.

        We believe that a changing reality in terms of our products and technological base calls for a new company name. We believe our proposed name, Savient Pharmaceuticals, Inc., accurately reflects our position as a dynamic, innovative, knowledgeable and forward-thinking company. The new name leverages BTG's evolution, and demonstrates our vision for—and dedication to—creating innovative future growth. With the support of our stockholders, all of us at BTG look forward to a promising new chapter in our company's life.

        Two esteemed members of our Board of Directors have chosen to step down in 2003. Allan Rosenfield will be devoting more time to his academic activities and commitments. Dan Tolkowsky, a founding Board member, is retiring after more than 20 years of providing us with his business acumen, invaluable guidance and counsel. We thank them for their contributions. We have nominated Messrs. Jeremy Hayward-Surry and Stephen O. Jaeger to fill these Board positions.

        We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided, or vote by telephone or electronically, at your earliest convenience. For those stockholders who plan to be present at the meeting, please be advised that The University Club has a dress code which requires gentlemen to wear a jacket and tie and ladies to wear business attire.

        Thank you for your cooperation.

                      Very truly yours,

                      Sim Fass
                       Chairman of the Board and
                      Chief Executive Officer

BIO-TECHNOLOGY GENERAL CORP.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

New York, New York
May 12, 2003

         Notice is hereby given that the annual meeting of stockholders of Bio-Technology General Corp. will be held on Tuesday, June 17, 2003, at 11:00 a.m., at The University Club, 1 West 54th Street, New York, New York for the following purposes:

          (1)    To elect nine directors to serve for the ensuing year;

          (2)    To approve an amendment to the Certificate of Incorporation of the Company to change the Company's name from "Bio-Technology General Corp." to "Savient Pharmaceuticals, Inc."; and

          (3)    To transact such other business as may properly come before the meeting or any adjournment thereof.

        All stockholders of record at the close of business on May 6, 2003 are entitled to notice of and to vote at the meeting or any adjournment thereof.

        All stockholders are cordially invited to attend the meeting in person. Stockholders who are unable to attend the meeting in person are requested to either complete and date the enclosed form of proxy and return it promptly in the postage-paid envelope provided or vote by telephone or electronically through the Internet. Stockholders who attend the meeting may revoke their proxy and vote their shares in person.

        If you are a registered stockholder (that is, if you hold your stock in certificate form), and you wish to vote by telephone or electronically through the Internet, follow the instructions included with your proxy card. If your shares are held in "street name", please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

                      Robert M. Shaw
                       Secretary

BIO-TECHNOLOGY GENERAL CORP.
One Tower Center, 14th Floor
East Brunswick, NJ 08816

PROXY STATEMENT

        This proxy statement contains information related to the annual meeting of stockholders of Bio-Technology General Corp. to be held on Tuesday, June 17, 2003, at 11:00 a.m. at The University Club, 1 West 54th Street, New York, New York, or any adjournment thereof.

ABOUT THE MEETING

What is the purpose of the annual meeting?

        At our annual meeting, stockholders are being asked to elect nine directors and to approve an amendment to our Certificate of Incorporation to change the name of the Company from Bio-Technology General Corp. to Savient Pharmaceuticals, Inc. In addition, the Company's management will report on the Company's performance during 2002 and respond to questions from stockholders. The Board of Directors is not currently aware of any other matter that will come before the meeting.

Who is entitled to vote at the meeting?

        Only stockholders of record at the close of business on May 6, 2003, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting or any and all adjournments thereof. If you were a stockholder of record on that date, you will be entitled to vote all of the shares held on that date at the meeting, or any adjournment thereof.

What are the voting rights of the holders of common stock?

        On May 6, 2003, there were 58,919,829 shares of common stock outstanding. Each outstanding share of common stock is entitled to one vote on each of the matters to be presented at the annual meeting.

What constitutes a quorum?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock as of the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 58,919,829 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of holders representing at least 29,459,915 shares will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner and the matter is one as to which the broker or nominee is not permitted to exercise discretionary voting authority.

How do I vote?

        If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. If you are a "street name" stockholder and wish to vote at the meeting, you will need to obtain a proxy form from the institution that holds your shares.

Can I vote by telephone or electronically?

        If you are a registered stockholder (that is, if you hold your stock in certificate form), you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card.

        If your shares are held in "street name," please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in ADP's program. If you vote by telephone or electronically using the Internet, please do not mail your proxy. Stockholders not wishing to vote electronically through the Internet or whose form does not reference Internet or telephone voting information should complete and return the enclosed proxy card.

        Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect your right to vote in person at the meeting.

Can I change my vote after I return my proxy card?

        Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting alone will not revoke a previously granted proxy.

What is the Board's recommendation?

        The Board recommends a vote for election of the nominated slate of directors to serve for the ensuing year and for approval of an amendment to our Certificate of Incorporation to change our name from "Bio-Technology General Corp." to "Savient Pharmaceuticals, Inc.", as set forth in the notice of meeting on the cover page of this proxy statement. Unless you give other instructions on your proxy card, the persons named proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. With respect to any other matter that properly comes before the meeting the proxy holders will vote in accordance with their best judgment.

What vote is required to approve each item?

        Election of Directors.    The nine nominees receiving the highest number of affirmative votes of the votes cast at the meeting either in person or by proxy will be elected as directors. A properly executed proxy card marked "WITHHOLD AUTHORITY" and broker non-votes with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Broker non-votes, if any, will not affect the outcome of voting on directors.

        Amendment to Certificate of Incorporation.    The affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company is required to approve the amendment to the Company's Certificate of Incorporation. As a result, failures to vote, abstentions and broker non-votes will have the effect of a negative vote. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.

        Other Items.    For each other item that may properly come before the meeting, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

STOCK OWNERSHIP

Who are the largest non-affiliate owners of the Company's stock?

        The following table sets forth information as of March 31, 2003 (except as otherwise noted in the footnotes) regarding the beneficial ownership (as defined by the Securities and Exchange Commission (the "SEC")) of our common stock by each person known by us to own beneficially more than five percent of our outstanding common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Common Stock
OrbiMed Advisors Inc.(1) OrbiMed Advisors LLC(1) OrbiMed Capital LLC(1) Samuel D. Isaly(1) 767 Third Avenue New York, NY 10010	4,778,500	8.14%
Mellon Financial Corporation(2) One Mellon Center Pittsburgh, PA 15258	2,997,149	5.10%

(1)
OrbiMed Advisors Inc., OrbiMed Advisors LLC, OrbiMed Capital LLC and Samuel Isaly may be deemed to beneficially own 4,778,500 shares of our common stock which are held of record by clients of OrbiMed Advisors Inc. Each of OrbiMed Advisors Inc., OrbiMed Advisors LLC, OrbiMed Capital LLC and Samuel Isaly has shared voting power and shared dispositive power with respect to the 4,778,500 shares. Information with respect to each of OrbiMed Advisors Inc., OrbiMed Advisors LLC, OrbiMed Capital LLC and Samuel Isaly has been derived from their Schedule 13G/A dated February 14, 2003 as filed with the SEC.

(2)
Mellon Financial Corporation and certain of its subsidiaries may be deemed to beneficially own 2,997,149 shares of our common stock which are held of record by clients of Mellon Financial Corporation or its subsidiaries. Mellon Financial Corporation has sole voting power with respect to 2,100,174 shares, shared voting power with respect to 360,375 shares and sole dispositive power with respect to 2,997,149 shares and does not have shared dispositive power with respect to any of the shares. Information with respect to Mellon Financial Corporation has been derived from their Schedule 13G dated January 21, 2003 as filed with the SEC.

How much stock do the Company's directors and executive officers own?

        The following table sets forth information as of March 31, 2003 regarding the beneficial ownership of our common stock of: (i) each director and nominee for election as a director of the Company; (ii) each executive officer named in the Summary Compensation Table (see "Executive Compensation"); and (iii) all of our directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Common Stock
Herbert Conrad(1)	46,392	*
Christopher Clement(2)	51,903	*
Sim Fass(3)	1,038,044	1.74%
Dov Kanner(4)	267,433	*
Carl E. Kaplan(5)	50,591	*
Ernest Kelly(6)	180,641	*
Allan Rosenfield(7)	58,003	*
Robert Shaw(8)	162,611	*
David Tendler(9)	72,501	*
Virgil Thompson(10)	67,793	*
Dan Tolkowsky(11)	99,200	*
Faye Wattleton(12)	45,684	*
Herbert Weissbach(13)	58,003	*
Jeremy Hayward-Surry(14)	—	*
Stephen O. Jaeger(14)	—	*
All directors and executive officers as a group (15 persons)(15)	2,206,299	3.63%

*
Represents less than one percent of the Company's common stock.

(1)
Includes 36,875 shares that may be acquired through the exercise of stock options that are exercisable within 60 days of March 31, 2003. Does not include 25,625 shares issuable upon the exercise of options that are not exercisable within 60 days of March 31, 2003.

(2)
Includes 50,000 shares that may be acquired through the exercise of stock options that are exercisable within 60 days of March 31, 2003. Does not include 212,500 shares issuable upon the exercise of options that are not exercisable within 60 days of March 31, 2003.

(3)
Includes 897,525 shares that may be acquired through the exercise of stock options that are exercisable within 60 days of March 31, 2003. Does not include 420,075 shares issuable upon the exercise of options that are not exercisable within 60 days of March 31, 2003.

(4)
Includes 264,933 shares that may be acquired through the exercise of stock options that are exercisable within 60 days of March 31, 2003. Does not include 240,200 shares issuable upon the exercise of options that are not exercisable within 60 days of March 31, 2003.

(5)
Includes 41,875 shares that may be acquired through the exercise of stock options that are exercisable within 60 days of March 31, 2003. Does not include 25,625 shares issuable upon the exercise of options that are not exercisable within 60 days of March 31, 2003.

(6)
Includes 177,525 shares that may be acquired through the exercise of stock options that are exercisable within 60 days of March 31, 2003. Does not include 162,575 shares issuable upon the exercise of options that are not exercisable within 60 days of March 31, 2003.

(7)
Includes 49,375 shares that may be acquired through the exercise of stock options that are exercisable within 60 days of March 31, 2003. Does not include 25,625 shares issuable upon the exercise of options that are not exercisable within 60 days of March 31, 2003. Mr. Rosenfield is not standing for re-election as a director.

(8)
Includes 153,600 shares that may be acquired through the exercise of stock options that are exercisable within 60 days of March 31, 2003. Does not include 263,300 shares issuable upon the exercise of options that are not exercisable within 60 days of March 31, 2003.

(9)
Includes 56,875 shares that may be acquired through the exercise of stock options that are exercisable within 60 days of March 31, 2003. Does not include 25,625 shares issuable upon the exercise of options that are not exercisable within 60 days of March 31, 2003.

(10)
Includes 49,375 shares that may be acquired through the exercise of stock options that are exercisable within 60 days of March 31, 2003. Does not include 25,625 shares issuable upon the exercise of options that are not exercisable within 60 days of March 31, 2003.

(11)
Includes 36,875 shares that may be acquired through the exercise of stock options that are exercisable within 60 days of March 31, 2003. Does not include 25,625 shares issuable upon the exercise of options that are not exercisable within 60 days of March 31, 2003. Mr. Tolkowsky is not standing for re-election as a director.

(12)
Includes 40,000 shares that may be acquired through the exercise of stock options that are exercisable within 60 days of March 31, 2003. Does not include 25,625 shares issuable upon the exercise of options that are not exercisable within 60 days of March 31, 2003.

(13)
Includes 49,375 shares of common stock that may be acquired through the exercise of stock options that are exercisable within 60 days of March 31, 2003. Does not include 25,625 shares issuable upon the exercise of options that are not exercisable within 60 days of March 31, 2003.

(14)
Nominee for election as director, but not currently a director.

(15)
Includes 1,904,208 shares of common stock that may be acquired through the exercise of stock options that are exercisable within 60 days of March 31, 2003. Does not include 1,653,650 shares issuable upon the exercise of options that are not exercisable within 60 days of March 31, 2003.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

        Nine directors (constituting the entire Board) are to be elected at the annual meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the 2004 annual meeting of stockholders and until their successors have been duly elected and qualified. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

        Two of our current directors will not be standing for re-election this year. Mr. Tolkowsky and Mr. Rosenfield, who have served on our board since 1985 and 1997, respectively, have voluntarily declined to stand for re-election to the Board. Messrs. Tolkowsky's and Rosenfield's terms will expire when their successors have been duly elected and qualified. The Board of Directors has nominated Jeremy Hayward-Surry and Stephen O. Jaeger to the Board to fill the vacancies.

        The nominees, their ages, the year in which each first became a director and their principal occupations or employment during the past five years are:

Director	Age	Year First Became Director	Principal Occupation During the Past Five Years
Herbert Conrad	70	1993	Retired; President of Roche Pharmaceuticals Division, Hoffmann-La Roche, Inc. from December 1981 until September 1993.(1)(2)(3)
Sim Fass	61	1983
			Chairman of the Board since March 1997; CEO of the Company since May 1984; Treasurer of the Company from August 1983 to June 2001; President of Bio-Technology General (Israel) Ltd., the Company's wholly-owned subsidiary ("BTG Israel"), since November 1999; President of the Company and BTG Israel from May 1984 to May 1999; Chief Operating Officer of BTG Israel between August 1983 and May 1987.(1)(4)
Jeremy Hayward-Surry	60	—
			President, Pall Corporation since 1994; director since April 1993; Treasurer and Chief Financial Officer from 1992 to 1997; Executive Vice President from 1992 to 1994; Fellow at the Institute of Chartered Accountants of England and Wales.
Stephen O. Jaeger	58	—
			Chairman, Chief Executive Officer and President eBT International, Inc. — Chairman since March 1999, Chief Executive Officer from March 1999 to April 2000 and again since June 2001, President since June 2001; Executive Vice President and Chief Financial Officer, The Clinical Communications Group from 1997 to 1998; Vice President, Chief Financial Officer and Treasurer, Applera Corporation from 1995 to 1997.

Carl E. Kaplan	64	1998	Senior Partner, Fulbright & Jaworski L.L.P.; from January 1969 to January 1, 1989, a partner of Reavis & McGrath, which merged with Fulbright & Jaworski effective January 1, 1989.(1)(3)(5)(6)
David Tendler	65	1994	Partner, Tendler Beretz L.L.C. since January 1985; Co-Chairman and Chief Executive Officer of Phibro-Salomon, Inc. from May 1982 until October 1984.(1)(2)(6)
Virgil Thompson	63	1994
			President, Chief Executive Officer and Director of Angstrom Pharmaceuticals, Inc. since November 2002; President, Chief Executive Officer and Director of Chimeric Therapies, Inc. from September 2000 to August 2002; President and Chief Operating Officer of the Company from May 1999 through August 2000; President and Chief Executive Officer of Cytel Corporation from January 1996 to May 1999; President and Chief Executive Officer of CIBUS Pharmaceutical, Inc. from July 1994 until January 1996.(1)(3)(6)
Faye Wattleton	59	1997	President, Center for the Advancement of Women since 1995; President of Planned Parenthood Federation of America, Inc. (New York) from 1978 to 1992.(1)(2)
Herbert Weissbach	71	1997
			Distinguished Research Professor, Director, Center for Molecular Biology and Biotechnology, Florida Atlantic University, since January 1997; Vice President, Hoffmann-La Roche, Inc. from 1983 to 1996; Director, Roche Institute of Molecular Biology from 1983 to 1996.(2)

(1)
Member of the Executive Committee of the Board of Directors.

(2)
Member of the Audit Committee of the Board of Directors.

(3)
Member of the Nominating Committee of the Board of Directors.

(4)
Pursuant to Dr. Fass' employment agreement with the Company, the Company has agreed to nominate Dr. Fass for election as a director during all periods when Dr. Fass is employed by the Company. See "Executive Compensation—Employment Agreements."

(5)
Fulbright & Jaworski L.L.P. has rendered legal services to the Company in 2001 and 2002.

(6)
Member of the Compensation and Stock Option Committee of the Board of Directors.

        Mr. Conrad is a director of Genvec Inc. and Sicor Inc. Mr. Tendler is a director of V.I. Technologies, Inc. Mr. Thompson is a director of Questcor Pharmaceuticals, Inc. and Aradigm Corporation. Ms. Wattleton is a director of Wellchoice, Inc. and Quidel Corporation. Mr. Hayward-Surry is a director of V.I. Technologies, Inc. and Pall Corporation. Mr. Jaeger is a director of eBT International, Inc.

How often did the Board of Directors meet during the year ended December 31, 2002?

        During the fiscal year ended December 31, 2002, the Board of Directors held eleven meetings. Each director attended at least 75% of the meetings of the Board of Directors held when he or she was a director and of all committees of the Board of Directors on which he or she served.

What committees has the Board of Directors established?

        The Board of Directors has standing Executive, Audit, Compensation and Stock Option and Nominating Committees.

        Executive Committee.    The Board established the Executive Committee to exercise, to the extent authorized by law, all of the powers and authority of the Board in the management of the business and affairs of the Company. Messrs. Virgil Thompson (Chairman), Herbert Conrad, Sim Fass, Carl E. Kaplan and David Tendler and Ms. Faye Wattleton are the current members of the Executive Committee. During the fiscal year ended December 31, 2002, the Executive Committee did not meet.

        Audit Committee.    The Board formed an Audit Committee to review the internal accounting procedures of the Company and to consult with and review the Company's independent auditors and the services provided by such auditors. The Board of Directors has adopted a written charter for the Audit Committee. Ms. Faye Wattleton and Messrs. Herbert Conrad, David Tendler (Chairman) and Herbert Weissbach are the current members of the Audit Committee. During the fiscal year ended December 31, 2002, the Audit Committee held twelve meetings.

        Compensation and Stock Option Committee.    The Board formed the Compensation and Stock Option Committee to review compensation practices, to recommend compensation for executives and key employees, and to administer the Company's stock option plans. Messrs. Carl E. Kaplan, David Tendler, Virgil Thompson and Dan Tolkowsky (Chairman) are the current members of the Compensation and Stock Option Committee. During the fiscal year ended December 31, 2002, the Compensation and Stock Option Committee held one meeting.

        Nominating Committee.    In October 2002, the Board formed a Nominating Committee. The Nominating Committee is responsible for recommending qualified candidates of the Board for election as directors of the Company, including the slate of directors that the Board proposes for election by stockholders at the Annual Meeting. Messrs. Herbert Conrad, Carl E. Kaplan and Virgil Thompson are the current members of the Nominating Committee. During the fiscal year ended December 31, 2002 the Nominating Committee did not meet, although the Nominating Committee met twice to date in 2003, including a meeting to approve the nominees for election as directors. Stockholders wishing to recommend director candidates for consideration by the committee may do so by writing to the Secretary of the Company, giving the recommended candidate's name, biographical data and qualifications.

How are Directors compensated?

        Compensation.    The Company's non-employee directors are paid $10,000 annually in shares of the Company's common stock pursuant to the Company's Stock Compensation Plan for Outside Directors, which is described below, and $15,000 per annum in cash. These payments are made quarterly. In addition, non-employee members of the Executive Committee are paid $5,000 per annum in cash, payable quarterly, and non-employee members of the Audit Committee, the Compensation and Stock Option Committee and the Nominating Committee receive $1,000 for each committee meeting attended if not held on the same day as a meeting of the Board of Directors. In January 2003, the Board increased the compensation of members of the Audit and Compensation and Stock Option Committees, other than the chairpersons, to $5,000 per year, payable quarterly, and the compensation of the chairpersons of such committees to $10,000 per year, payable quarterly. All directors are reimbursed for their expenses in connection with attending meetings of the Company's Board. In addition, the Company pays each director who attends the Company's research and development meetings a fee of $1,500 per day.

        Each non-employee director also receives under the Company's 2001 Stock Option Plan an option to purchase 5,000 shares of common stock on the last business day of each quarter. The exercise price of the option is equal to the market value of the common stock on the date of the grant and the option becomes fully exercisable one year after the date of grant. On March 29, 2002, June 28, 2002, September 30, 2002, December 31, 2002 and March 31, 2003 each of Ms. Wattleton and Messrs. Conrad, Kaplan, Rosenfield, Tendler, Thompson, Tolkowsky and Weissbach received an option to purchase 5,000 shares of common stock at an exercise price of $4.91, $6.01, $2.961, $3.201 and $2.70 per share, respectively.

        The Company's current compensation for non-employee directors is based upon recommendations of Hewitt Associates, which was engaged by the Company in 2001 to conduct a comprehensive review and evaluation of the Company's compensation programs for executives and non-employee directors.

        Stock Compensation Plan for Outside Directors.    Pursuant to the Company's Compensation Plan for Outside Directors (the "Compensation Plan"), each director of the Company who is neither an officer nor employee of the Company or its subsidiaries (an "Outside Director") is awarded automatically, in lieu of cash compensation for services as a director, on the last business day of each full fiscal quarter subsequent to his or her election or appointment as an Outside Director, such number of shares of the Company's common stock as has an aggregate Fair Market Value (as defined in the Compensation Plan) equal to $2,500, based on the price of the Company's common stock on the date of issue (the "Shares"). The Compensation Plan provides that each Outside Director will be awarded Shares until such time as he or she is no longer an Outside Director. If an Outside Director ceases to be an Outside Director for any reason, the number of Shares which he or she will be awarded on the last business day of the Company's next fiscal quarter will be equal to one-third of the number of Shares which he or she would have been awarded on such date for each complete month that he or she was an Outside Director in the fiscal quarter in which he or she ceased to be an Outside Director.

        The Compensation Plan allows any Outside Director to defer the issuance and delivery of the Company's common stock awarded under the Compensation Plan until the termination of his or her services on the Company's Board or such other time as the Company's Board may determine. Mr. Thompson deferred receipt of shares under the Compensation Plan from June 1994 to May 1999, and Mr. Weissbach deferred receipt of shares under the Compensation Plan from June 1997 through December 2002. On March 17, 2003, Messrs. Thompson and Weissbach were issued 9,678 and 7,703 shares, respectively, of the Company's common stock the receipt of which they had previously deferred under the Compensation Plan.

        During the 2002 fiscal year, each Outside Director eligible to receive shares under the Compensation Plan received 509 shares of the Company's common stock on March 31, 2002, 415 shares of the Company's common stock on June 30, 2002, 844 shares of the Company's common stock on September 30, 2002 and 781 shares of the Company's common stock on December 31, 2002. On March 31, 2002, June 30, 2002, September 30, 2002 and December 31, 2002, the Fair Market Value of the Company's common stock was $4.91, $6.01, $2.961 and $3.201, respectively. Each of Messrs. Herbert Conrad, Carl E. Kaplan, Allan Rosenfield, David Tendler, Virgil Thompson and Dan Tolkowsky and Ms. Faye Wattleton received an aggregate of 2,549 shares of the Company's common stock under the Compensation Plan for their services as director during the 2002 fiscal year. On March 31, 2003, each of Ms. Wattleton and Messrs. Conrad, Kaplan, Rosenfield, Tendler, Thompson, Tolkowsky and Weissbach received 925 shares of the Company's common stock under the Compensation Plan. On that date, the Fair Market Value of the Company's common stock was $2.70.

        Stock Option Plan for Non-Employee Directors.    Pursuant to the Company's 1997 Stock Option Plan for Non-Employee Directors (the "1997 Directors Option Plan"), each non-employee director received an option to purchase 7,500 shares of common stock each year upon re-election as a director. The option exercise price per share of common stock was the Fair Market Value (as defined in the 1997 Directors Option Plan) of the common stock on the date that the option was granted. Options granted under the 1997 Directors Option Plan have a term of ten years from the date the option is granted, subject to earlier termination upon such person ceasing to be a director. In general, options issued under the plan become exercisable upon the six month and first, second and third anniversaries of the date of grant, although the plan provides that options will become immediately exercisable in full upon a "Change in Control" (as defined in the Plan) of the Company. A total of 500,000 shares of common stock had been reserved for issuance under the 1997 Directors Option Plan. In February 2002 the Company's Board of Directors terminated this plan, although previously granted options remain outstanding.

        Stock Option Plan for Outside Directors.    Pursuant to the Company's Stock Option Plan for Outside Directors (the "New Directors Plan"), each person who was neither an officer nor employee of the Company or its subsidiaries and who was elected or appointed a director of the Company automatically received on the date of his or her initial election or appointment to the Company's Board (the "Grant Date") an option to purchase 20,000 shares of the Company's common stock (the "Option") at a per share exercise price equal to the Fair Market Value (as defined in the New Directors Plan) of the Company's common stock on the Grant Date. In general, Options issued under the New Directors Plan became exercisable upon the six month and first, second and third anniversaries of the date of the grant and expire on the tenth anniversary of the date of the grant. The New Directors Plan expired January 29, 2000, although previously granted options remain outstanding.

        Mr. Herbert J. Conrad, who was elected a director of the Company on October 14, 1993, was automatically granted an Option at a per share price of $5.8125. Mr. David Tendler and Mr. Virgil Thompson, who were elected as directors of the Company on June 2, 1994, were each automatically granted an Option at a per share exercise price of $2.9375. Ms. Faye Wattleton and Messrs. Allan Rosenfield and Herbert Weissbach, who were elected directors of the Company on June 18, 1997, were each automatically granted an Option at a per share exercise price of $13.9375. Mr. Carl E. Kaplan, who was elected a director of the Company on June 17, 1998, was automatically granted an Option at a per share exercise price of $7.91.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, as well as persons who beneficially own more than ten percent of the Company's common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

        Based upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal 2002 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with, except each of Norman Barton (who served as an executive officer until September 2002) and Dov Kanner failed to file on Form 4 on a timely basis and Whitney K. Stearns, Jr., failed to file a Form 3 on a timely basis.

        THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 1—ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" EACH NOMINEE.

AUDIT MATTERS

What services have been provided by the Company's auditors?

        Audit Fees.    The Company incurred professional fees of $332,668 from Grant Thornton LLP, its principal auditor, related to the audit of the Company's financial statements as of and for the year ended December 31, 2002 and the review of the Company's quarterly financial statements for the quarter ended September 30, 2002. The Company also incurred professional fees of $480,975 from KPMG LLP related to its re-audit of the Company's financial statements for the years ended December 31, 1999, 2000 and 2001 and review of the Company's financial statements for the quarters ended March 31, 2002 and June 30, 2002. In addition, the Company incurred professional fees of $7,540 from Arthur Andersen LLP related to the review of the Company's financial statements as of and for the quarter ended March 31, 2002.

        All Other Fees.    The Company incurred professional fees of $138,938 from Grant Thornton LLP, its principal auditor, related to other services during 2002, principally general advice with respect to accounting issues, tax services and services in connection with the SEC filing associated with the acquisition of Rosemont Pharmaceuticals Limited, the Company's recently acquired U.K. subsidiary. The Company incurred professional fees of $159,426 from Arthur Andersen LLP, related to other services during 2002, principally tax services, review of the annual report to stockholders and general advice with respect to accounting issues. The Company incurred professional fees of $358,473 from KPMG LLP related to other services during 2002, principally tax services, general advice with respect to accounting issues related to the restatement of the Company's financial statements and an audit of the financial statements of Rosemont.

        Neither Arthur Andersen LLP, KPMG LLP nor Grant Thornton LLP provided financial information systems design and implementation services to the Company in 2002.

        The Company's Audit Committee has determined that the non-audit services provided by the Company's auditors in the year ended December 31, 2002 were compatible with the auditors' independence.

Report of the Audit Committee

        The Audit Committee of the Board of Directors of Bio-Technology General Corp. currently consists of Messrs. Tendler (Chairman), Conrad and Weissbach and Ms. Faye Wattleton. The Audit Committee serves as the representative of the Board of Directors for general oversight of the Company's financial accounting and reporting process, system of internal controls, audit process and process for monitoring compliance with laws and regulations. Each member of the Audit Committee is independent, as defined under the listing standards of the Nasdaq National Market. The Audit Committee operates under a written charter adopted by the Board of Directors.

        As set forth in more detail in the charter, the Audit Committee's primary responsibilities fall into three broad categories:

          • first, the Committee is charged with monitoring the preparation of quarterly and annual financial reports by the Company's management, including discussions with management and the Company's outside auditors about draft annual financial statements and key accounting and reporting matters;

          • second, the Committee is responsible for matters concerning the relationship between the Company and its outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to the Company; and determining whether the outside auditors are independent (based in part on the annual letter provided to the Company pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees)); and

          • third, the Committee oversees management's implementation of effective systems of internal controls including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests, and review of the activities and recommendations of the Company's internal auditing program.

        The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee's charter. To carry out its responsibilities, the Committee met twelve times during 2002.

        In overseeing the preparation of the Company's financial statements, the Committee met with both management and the Company's outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the outside auditors. The Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        With respect to the Company's outside auditors, the Committee, among other things, discussed with Grant Thornton LLP matters relating to its independence and received from Grant Thornton LLP the written disclosures and the letter as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

        Finally, the Committee continued to monitor the scope and adequacy of the Company's internal controls, including proposals to strengthen internal procedures and controls where appropriate.

        On the basis of these reviews and discussion, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

                      Members of the Audit Committee

                      David Tendler (Chairman)
                      Herbert Conrad
                      Faye Wattleton
                      Herbert Weissbach

Information Regarding Change of Independent Public Auditors

Arthur Andersen LLP

        On May 8, 2002, the Board of Directors of the Company, based on the recommendation of the Audit Committee, decided to dismiss Arthur Andersen LLP ("Andersen") as the Company's independent public accountants and engaged KPMG LLP ("KPMG") to serve as the Company's independent public accountants for the 2002 fiscal year. During the Company's fiscal years ended December 31, 2000 and 2001, and through May 8, 2002, there were no disagreements between the Company and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen's satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement in connection with their reports on the Company's financial statements for such years; and there were no reportable events as listed under Item 304(a)(1)(v) of Regulation S-K.

        The audit reports of Andersen on the consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2000 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        During the Company's fiscal years ended December 31, 2000 and 2001, and through May 8, 2002, neither the Company, nor anyone acting on its behalf, consulted with KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K. Although Andersen had served as the Company's principal auditor, KPMG Somekh Chaikin had audited the statutory financial statements of Bio-Technology General (Israel) Ltd., the Company's wholly-owned Israeli subsidiary, for more than the last two fiscal years.

KPMG LLP

        On October 4, 2002, KPMG notified the Company that it had resigned as the Company's independent auditors.

        As discussed above, on May 8, 2002, the Board of Directors dismissed Andersen as the Company's independent public accountants and engaged KPMG to serve as the Company's independent public accountants for the 2002 fiscal year. The Company subsequently determined to restate its financial statements for the years ended December 31, 1999, 2000 and 2001 and engaged KPMG to reaudit the restated financial statements.

        From May 8, 2002 through October 4, 2002, there were no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to KPMG's satisfaction, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its report. Except as described below, none of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the Company's fiscal years ended December 31, 2000 and 2001 or through October 4, 2002.

        The audit report of KPMG on the consolidated financial statements of the Company and its subsidiaries as of and for the fiscal years ended December 31, 2000 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except as follows: (i) as discussed in Note 1k to the consolidated financial statements, the Company changed its method of revenue recognition for certain up-front nonrefundable fees in 2000, and (ii) as discussed in Note 2 to the consolidated financial statements, the Company restated its consolidated financial statements for the years ended December 31, 1999, 2000 and 2001, which consolidated financial statements were previously audited by Andersen.

        Attached as Exhibit 99.1 to the Company's Current Report on Form 8-K dated October 4, 2002, is a copy of the management letter dated October 2, 2002 delivered by KPMG to the Audit Committee. The management letter states that the Company's restatement of its financial statements for the years ended December 31, 1999, 2000 and 2001 ". . .. indicates a significant need for the Company to employ additional technical accounting and financial reporting resources." The Company notes that with the exception of the non-recognition of compensation costs in connection with stock option modifications, the original accounting treatment of all other matters subsequently restated were discussed with and approved by the Audit Committee and Andersen, the Company's independent auditors at the time. Subsequent to KPMG's resignation, the Company hired Whitney K. Stearns, Jr. as Senior Vice President-Chief Financial Officer and the Company is in the process of seeking additional employees with technical accounting and financial reporting experience in light of KPMG's recommendation to enhance the Company's technical accounting and financial reporting resources. The management letter also stated that the Company's need for additional technical accounting and financial reporting resources ". . . was considered in determining the nature, timing, and extent of the audit tests applied in our audit of the consolidated financial statements for the years ended December 31, 2001, 2000 and 1999, and this report does not affect our report on these consolidated financial statements dated September 20, 2002." KPMG has not withdrawn its September 20, 2002 report on the Company's consolidated financial statements for the each of the years ended December 31, 1999, 2000 and 2001.

Grant Thornton LLP

        On October 16, 2002, the Board of Directors, based on the recommendation of the Audit Committee, approved the engagement of Grant Thornton LLP to serve as the Company's independent public accountants for the fiscal year 2002.

        During the Company's fiscal years ended December 31, 2001 and 2000, and through October 16, 2002, neither the Company, nor anyone acting on its behalf, consulted with Grant Thornton with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

EXECUTIVE COMPENSATION

Report of the Compensation and Stock Option Committee

        The Compensation and Stock Option Committee of the Board of Directors (the "Compensation Committee") was formed in 1990 and currently consists of Messrs. Tolkowsky (Chairman), Kaplan, Tendler and Thompson. The Compensation Committee is charged with determining the most effective total executive compensation strategy based on the Company's business and consistent with stockholders' interests. The specific duties of the Compensation Committee entail reviewing the Company's compensation practices, recommending compensation for executives and administering the Company's stock option plans.

What is the Company's philosophy of executive compensation?

        The Company has been engaged in the research, development, manufacture and marketing of products for human health care since its inception in 1980. One of the Company's strengths contributing to its success is the strong management team—many of whom have been with the Company for significant periods of time. The central goal of the Compensation Committee is to ensure that the Company's remuneration policy is such that the Company is able to attract, retain and reward capable employees who can contribute, both short- and longer-term, to the continued success of the Company. Equity participation and a strong alignment to stockholders' interests are key elements of the Company's compensation philosophy. The Committee uses the following principles to provide a framework for the compensation program:

  •
  offer competitive total compensation value that will attract and retain highly qualified executives with the skills necessary for building long-term stockholder value, motivate individuals to perform at their highest levels, and reward outstanding achievement;

  •
  maintain a significant portion of executives' total compensation at risk, tied both to annual and long-term performance of the Company as well as to the creation of stockholder value; and

  •
  encourage executives to manage from the perspective of owners with an equity stake in the Company.

        In 2001, the Compensation Committee determined to move its compensation review process from mid-year to year-end in order to coincide with the Company's fiscal year, and engaged Hewitt Associates to examine the Company's executive compensation practices and advise the Compensation Committee in aligning the Company's compensation programs with its business and organizational needs. In conducting its review, Hewitt:

  •
  assessed the Company's competitive posture for base salaries, annual incentives and long-term incentives using multiple market samples;

  •
  examined the Company's current supplemental executive benefits and perquisites in relation to broad market standards;

  •
  reviewed variable pay design features; and

  •
  compared the Company's existing employment agreement features with market prevalent approaches.

Based on its review, Hewitt concluded that:

  •
  base salaries were within the range of market norms;

  •
  target bonus opportunities were positioned below market-typical levels;

  •
  long-term incentives (stock option awards) were fully competitive in relation to market standards;

  •
  the range of supplemental benefits and perquisites offered was not fully competitive; and

  •
  the absence of competitive change-in-control protections in existing employment agreements created a potential misalignment of interests between the Company's management and its stockholders.

Based on its conclusions, Hewitt recommended to the Compensation Committee several changes to the Company's compensation program.

        In October 2001, following a review of Hewitt's recommendations and discussions with Hewitt and management, the Compensation Committee implemented certain changes to the Company's compensation programs that are described below. In addition, in connection with moving to a year-end review process for compensation, the Compensation Committee in February 2002 adjusted the executives' base salary, and granted bonuses and stock options, to reflect performance over the approximately seven month period between the prior review of compensation in June 2001 and December 31, 2001. The Company also replaced the existing employment agreements with its senior executives with new standardized forms of agreements that are described below under "—Employment Agreements".

        The Company's executive compensation program consists of three parts: base salary, annual bonus and stock options.

          Base Salary.    Base salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is conservative, maintaining salaries at approximately competitive industry average. Determinations of base salary levels are established on an annual review of marketplace competitiveness with similar biopharmaceutical companies, and on internal relationships. Periodic increases in base salary relate to individual contributions to the Company's overall performance, relative marketplace competitiveness levels, length of service, experience and the industry's annual competitive pay practice movement. In determining appropriate levels of base salary, the Compensation Committee relies in part on several industry compensation surveys.

          Bonus.    Bonuses represent the variable component of the executive compensation program that is tied to the Company's performance and individual achievement. The Committee's policy is to base a significant portion of its senior executives' cash compensation on bonus. Based on Hewitt's conclusion that the Company's bonus levels were below market-typical levels, the Compensation Committee determined to increase these levels over a two year period to reach "market" levels. A target bonus level for the chief executive officer of 50% of salary in 2002, increasing to 60% of salary in 2003, was established. The target bonus level for the president/chief operating officer and senior vice presidents was established at 45% and 40%, respectively, of salary in 2002 and 55% and 50%, respectively, of salary in 2003. The target bonus level for executive vice presidents was set at 52.5% of salary in 2003. The amount of the bonus will be determined based on the Company's meeting specified financial and strategic goals and the individual meeting specified individual objectives, all of which will be established at the beginning of each year, as follows:

    •
    Fifty percent of the bonus will be based on the Company's performance versus the Company's revenue and earnings per share targets for the year, with one half of the 50% allocated to each target. Executives will be entitled to 50% of the target bonus award if actual performance is 80% of the target, 100% of the target bonus award if actual performance is 100% of the target and 200% of the target bonus award if actual performance is 120% or more of the target, with interpolations between these amounts. The

      Compensation Committee retains discretion to modify the targets in light of unexpected events, such as an acquisition.

    •
    Fifty percent of the bonus will be based on the Company's and executive's performance in meeting strategic goals established by the Board of Directors at the beginning of each year. The Compensation Committee will award between 80% and 150% of the target bonus award if the Company and executive satisfy the strategic goals based on its assessment of the executive's contribution to the Company's meeting the established strategic goals. For 2002, 20% of the bonus was based on the Company's performance in meeting strategic goals and 30% was based on the executive's performance in meeting individual performance objectives. The Compensation Committee determined that for 2003 this portion of the bonus would be based solely on the Company's performance in meeting strategic goals approved by the Board of Directors.

          The Compensation Committee retains discretion to award bonuses even if targets are not met if it determines that an award is in the best interests of the Company.

        Stock Options.    The Compensation Committee, which administers the Company's stock option plans, believes that one important goal of the executive compensation program should be to provide executives, key employees and consultants—who have significant responsibility for the management, growth and future success of the Company—with an opportunity to increase their ownership and potentially gain financially from increases in the Company's stock price. This approach ensures that the best interests of the stockholders, executives and employees will be closely aligned. Therefore, executive officers and other key employees of the Company are granted stock options from time to time, giving them a right to purchase shares of the Company's common stock in the future at a specified price. Based on Hewitt's competitive market analysis, the Compensation Committee has established annual target option awards having a value, calculated using the Black-Scholes option pricing model, equal to 130% of base salary in the case of the chief executive officer, 110% of base salary in the case of the president/chief operating officer, 95% of base salary in the case of executive vice presidents and 80% of base salary in the case of the senior vice presidents. The Compensation Committee has discretion to vary the actual awards to reflect each recipient's performance and contribution over the preceding year. Options generally are granted at the prevailing market value of the Company's common stock and will only have value if the Company's stock price increases. Generally, grants of options vest in equal amounts over four years and the individual must be employed by the Company for such options to vest.

2002 Compensation

        Base salaries were increased in June 2001 and in February 2002 (effective January 1, 2002), in connection with moving from a mid-year to year-end compensation review process, and in January 2003 (effective January 1, 2003) based on the Compensation Committee's review of individual contributions to the Company's overall performance, relative marketplace competitiveness levels, length of service, experience and the industry's annual competitive pay practice movement. No specific performance targets were established for fiscal years 2000, 2001 or 2002, which were the respective base years for determining the salary increases awarded in June 2001, February 2002 and January 2003. In determining appropriate levels of base salary, the Compensation Committee relied in part on several industry compensation surveys.

        In determining the bonuses awarded in June 2001 and February 2002, the Compensation Committee considered factors such as relative performance of the Company during the year and the individual's contribution to the Company's performance as well as the degree to which the executive met certain objectives established for him. In determining the bonuses awarded in January 2003 for the 2002 year, the Compensation Committee relied on the formula discussed above. The Compensation Committee determined that the Company had met its revenue target, but not its earnings per share target. In determining bonuses, the Compensation Committee evaluated the Company's performance in meeting strategic goals established by the Board of Directors in early 2002, as well as each executive's performance in meeting individual performance objectives.

        In awarding salary increases and bonuses in June 2001 and February 2002, the Compensation Committee did not relate the various elements of corporate performance to each element of executive compensation. Rather, the Compensation Committee considered whether the compensation package as a whole adequately compensated each executive for the Company's performance during the 12 months ended June 2001 and the approximately seven months ended December 2001 and executive's contribution to such performance. Salary increases and bonuses awarded in February 2002 were prorated based on the fact that they covered a period of approximately seven months from June 2001 through December 2001.

        In determining the size of option grants made in June 2001, the Compensation Committee considered the number of options owned by such officer, the number of options previously granted and currently outstanding, and the aggregate size of the current option grants. In granting options in February 2002 and January 2003, the Compensation Committee granted options having a value, determined using the Black-Scholes option pricing model, equal to a specified percentage of the executive's salary, as described above. The February 2002 option grants were prorated based on the fact that they covered a period of approximately seven months from June 2001 through December 2001. Options were granted at the prevailing market value of the Company's common stock and vest in equal amounts over four years as long as the individual remains an employee of the Company.

How is the Company's Chief Executive Officer compensated?

        In reviewing and recommending Dr. Fass' salary and bonus and in awarding him stock options during 2002 and for his future services, the Compensation Committee followed its compensation philosophy described above. Dr. Fass' annual salary was increased to $430,000 in June 2001, a 6.2% increase over the prior year. In connection with moving the compensation review process to year end as described above, Dr. Fass' salary was increased to $445,552 effective January 1, 2002, a 3.8% increase (6.5% on a full year basis). The Compensation Committee recommended these increases in salary in recognition of Dr. Fass' achievements in consummating the acquisition of Myelos Corporation in March 2001, establishing new commercial relationships and advancing the commercialization of many of the Company's products as well as achieving profitable financial results (excluding the effect of the acquisition of Myelos for 2001). In January 2003, Dr. Fass' annual salary was increased to $463,374, a 4.0% increase over the prior year. The Compensation Committee recommended the salary increase in recognition of Dr. Fass' achievements in consummating the acquisition of Rosemont Pharmaceuticals Limited in September 2002, advancing the commercialization of the Company's products and achieving profitable financial results.

        For the June 2000 to June 2001 period, Dr. Fass received a bonus of $160,000, representing approximately 28% of his 2001 cash compensation, which bonus was paid in 2001. Dr. Fass received a bonus for the period June 2001 through December 2001 of $100,333, which bonus was paid in 2002. The Committee recommended the particular dollar amount of Dr. Fass' bonuses in recognition of Dr. Fass' efforts in consummating the acquisition of Myelos, establishing new commercial relationships and advancing the commercialization of many of the Company's products. In January 2003, Dr. Fass received a bonus of $115,000 for 2002. Although the Compensation Committee determined that Dr. Fass was entitled to a bonus of $139,015 based on the formula described above, Dr. Fass and the Compensation Committee agreed on a reduced bonus in light of the Company's difficult year.

        In June 2001, Dr. Fass was granted options to purchase 115,000 shares of the Company's common stock at an exercise price of $12.74 per share, the fair market value on the date of grant, under the terms of the Company's 2001 Stock Option Plan. In February 2002, based on the formula described above, Dr. Fass was granted options to purchase 95,100 shares of the Company's common stock at an exercise price of $7.72 per share, the fair market value on the date of grant, under the terms of the Company's 2001 Stock Option Plan. In January 2003, based on the formula described above, Dr. Fass was granted options to purchase 150,000 shares of the Company's common stock at an exercise price of $2.97 per share, the fair market value on the date of grant under the terms of the Company's 2001 Stock Option Plan. The options become exercisable in equal installments over four years beginning on the first anniversary of the date of grant. The Compensation Committee believes these grants are reasonable, based on marketplace competitiveness, to secure the long-term services of the Company's chief executive officer and to further align the chief executive officer's compensation with stockholder interests.

How is the Company addressing Internal Revenue Code limits on deductibility of compensation?

        Under Section 162(m) of the Code, publicly held companies may be prohibited from deducting as an expense for federal income tax purposes total remuneration in excess of $1 million paid to certain executive officers in a single year. However, Section 162(m) provides an exception for "performance based" remuneration, including stock options. The Company expects to keep "non-performance based" remuneration within the $1 million limit to ensure that all executive compensation will be fully deductible. Nevertheless, although the Committee considers the net cost to the Company in making all compensation decisions (including, for this purpose, the potential limitation on deductibility of executive compensation), there is no assurance that compensation realized with respect to any particular award will qualify as "performance based" remuneration.

                      Members of the Compensation Committee

                      Dan Tolkowsky (Chairman)
                      Carl E. Kaplan
                      David Tendler
                      Virgil Thompson

Summary Executive Compensation Table

        The following table shows all the cash compensation paid or to be paid by the Company or its subsidiaries as well as certain other compensation paid or accrued during the fiscal years indicated to (i) the Chief Executive Officer of the Company, and (ii) each of the four other most highly compensated executive officers of the Company who were serving at the end of 2002 (collectively the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

Long Term Compensation
Annual Compensation
Name and Principal Position(1)	Fiscal Year				All Other Compensation(4)
		Salary($)(2)	Bonus($)(3)	Options(#)
Sim Fass Chairman of the Board and Chief Executive Officer	2002 2001 2000	$445,552 419,583 395,000	$115,000 260,333 155,000	95,100 115,000 150,000	$6,000 5,250 5,250
Christopher Clement(5) President and Chief Operating Officer	2002 2001 2000	214,374 — —	56,775 — —	200,000 — —	800 — —
Robert Shaw Executive Vice President — Chief Administrative Officer and General Counsel and Secretary(6)	2002 2001 2000	300,827 283,750 220,500	85,711 132,750 70,000	39,400 65,000 75,000	5,500 5,250 5,250
Dov Kanner(7) Senior Vice President and General Manager of BTG Israel	2002 2001 2000	259,333 243,750 203,225	65,590 118,750 65,000	33,600 70,000 190,000	71,145 63,635 51,848	(8) (8) (8)
Ernest Kelly Senior Vice President — Quality Assurance, Quality Control and Regulatory Affairs	2002 2001 2000	235,000 223,125 216,499	59,273 105,375 62,500	30,100 50,000 35,000	6,000 5,250 5,250

(1)
Each of the Named Executive Officers is a party to an employment agreement with the Company. See "—Employment Agreements."

(2)
Effective June 1, 2001, the salary of each of Messrs. Fass, Shaw, Kanner and Kelly was increased to $430,000, $290,000, $250,000 and $225,000, respectively, from $405,000, $275,000, $235,000 and $220,500, respectively. The salary of Mr. Kanner was increased from $106,000 to $180,000 on February 1, 2000 when he became Senior Vice President of the Company and the General Manager of BTG Israel and to $235,000 effective July 1, 2000. In connection with the movement of the Company's executive compensation review process from mid-year to year-end, effective January 1, 2002 the salary of each of Messrs. Fass, Shaw, Kanner and Kelly was increased to $445,552, $300,827, $259,333 and $235,000, respectively. Effective January 1, 2003, the salary of each of Messrs. Fass, Clement, Shaw, Kanner and Kelly was increased to $463,374, $333,125, $315,868, $272,300 and $247,650, respectively. Mr. Shaw's salary was subsequently increased to $325,868 upon his appointment as Executive Vice President-Chief Administrative Officer.

(3)
Bonuses paid in 2000 were for the 1999 fiscal year. In 2001, the Company moved its compensation review process from mid-year to year-end in order to coincide with the Company's fiscal year. Accordingly, in June 2001 each of Messrs. Fass, Shaw, Kanner and Kelly received a bonus for the 2000 fiscal year of $160,000, $82,000, $75,000 and $66,000, respectively. In February 2002, each of Messrs. Fass, Shaw, Kanner and Kelly received a pro-rated bonus in respect of that June to

  December portion of the 2001 fiscal year of $100,333, $50,750, $43,750 and $39,375, respectively. Bonuses for 2002 were paid in January 2003.

(4)
Amount included represents the Company's matching contribution pursuant to its 401(k) defined contribution plan for all U.S.-based employees and contributions to a professional study fund and managers' insurance, which includes severance pay and retirement pension, for Israeli-based employees. Pursuant to the SEC's rules on executive compensation disclosure, "All Other Compensation" does not include perquisites because the aggregate amount of such compensation for each of the persons listed did not exceed the lesser of (i) $50,000 or (ii) 10 percent of the combined salary and bonus for such person in each such year. Such perquisites include (i) car payments, (ii) tuition payments, (iii) payments under a flexible spending program and (iv) life insurance premium payments made by the Company on behalf of certain executive officers.

(5)
Mr. Clement joined the Company in May 2002 as its President and Chief Operating Officer.

(6)
Mr. Shaw was appointed Executive Vice President-Chief Administrative Officer of the Company effective January 22, 2003. Prior to that he served as Senior Vice President—General Counsel and Secretary.

(7)
Mr. Kanner became Senior Vice President and the General Manager of BTG Israel on February 1, 2000.

(8)
Consists of BTG Israel contributions to a professional study fund in an amount equal to 7.5% of salary and to managers' insurance, which includes severance pay and retirement pension, equal to 13.3% of salary. Mr. Kanner contributes 2.5% and 5%, respectively, of his salary to these funds. In 2002, 2001 and 2000, also includes a "gross up" tax payment of $10,822, $10,135 and $7,725, respectively, with respect to the value of a company car provided to Mr. Kanner.

Option Grants for 2002

        The following table sets forth information with respect to option grants in 2002 to the Named Executive Officers.

OPTION GRANTS IN LAST FISCAL YEAR

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year (2)
Name			Exercise or Base Price ($/sh)	Expiration Date
					5% ($)	10% ($)
Sim Fass	95,100	5.5%	$7.72	2/20/12	$462,186	$1,169,730
Christopher Clement	200,000	11.6	4.42	5/14/12	556,000	1,408,000
Robert Shaw	39,400	2.3	7.72	2/20/12	191,484	484,620
Dov Kanner	30,100	1.7	7.72	2/20/12	146,286	370,230
Ernest Kelly	30,100	1.7	7.72	2/20/12	146,286	370,230

(1)
Options generally vest in four equal annual installments commencing on the first anniversary date of the grant; however, options become immediately exercisable upon a change in control of the Company.

(2)
Based upon options to purchase 1,730,000 shares granted to all employees in 2002.

(3)
These amounts represent assumed rates of appreciation in the price of our common stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of the common stock and overall stock market conditions. The 5% rate of appreciation over the 10-year option term of each of the $4.42 and $7.72 stock prices on each date of grant would result in a stock price of $7.20 and $12.58, respectively. The 10% rate of appreciation over the 10-year option term of each of the $4.42 and $7.72 stock prices on each date of grant would result in a stock price of $11.46 and $20.02, respectively. There is no representation that the rates of appreciation reflected in this table will be achieved.

Option Values for 2002

        The following table sets forth information with respect to unexercised stock options held by the Named Executive Officers at December 31, 2002. None of the Named Executive Officers exercised options in 2002.

AGGREGATED OPTION EXERCISES
IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

	Number of Unexercised Options Held at Fiscal Year End		Value of Unexercised, In-the-Money Options at Fiscal Year End($)(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Sim Fass	897,525	270,075	$0.00	$0.00
Christopher Clement	50,000	150,000	0.00	0.00
Robert Shaw	153,600	128,300	0.00	0.00
Dov Kanner	264,933	155,200	0.00	0.00
Ernest Kelly	177,525	87,575	0.00	0.00

(1)
Based on a closing stock price of the Company's common stock on December 31, 2002 of $3.20. At December 31, 2002, none of the Named Executive Officers held unexercised, in-the-money options.

Employment Agreements

        The Company entered into employment agreements dated as of January 1, 2002 with each of Sim Fass, Dov Kanner, Ernest Kelly and Robert Shaw. Pursuant to the Employment Agreements Dr. Fass is serving as Chief Executive Officer and Chairman of the Company, Mr. Kanner is serving as Senior Vice President-General Manager BTG-Israel, Dr. Kelly is serving as Senior Vice President-Quality Assurance, Quality Control and Regulatory Affairs and Mr. Shaw is serving as Executive Vice President–Chief Administrative Officer, General Counsel and Secretary. The Company entered into an employment agreement with each of Christopher Clement, Whitney Stearns, Jr. and Zebulan Horowitz on May 14, 2002, December 2, 2002 and March 24, 2003, respectively, pursuant to which Mr. Clement is serving as President and Chief Operating Officer, Mr. Stearns is serving as Senior Vice President-Chief Financial Officer and Treasurer and Dr. Horowitz is serving as Senior Vice President-Chief Medical Officer. Each of the agreements, as amended, with Messrs. Fass, Kanner, Kelly, Shaw, Clement, Stearns and Horowitz are collectively referred to herein as the "Employment Agreements". Messrs. Kanner, Kelly, Stearns and Horowitz are collectively referred to herein as the "Senior Vice Presidents."

        Each of the Employment Agreements is for an initial three year term and is automatically renewable for additional one year terms unless either the Company or the executive gives notice of non-renewal at least 90 days prior to the expiration date of the agreement.

        Pursuant to his Employment Agreement Dr. Fass is currently entitled to an annual salary of $463,374, Mr. Clement is currently entitled to an annual salary of $333,125, Mr. Shaw is currently entitled to an annual salary of $325,868, Mr. Kanner is currently entitled to an annual salary of $272,300, Dr. Kelly is currently entitled to an annual salary of $247,650, Mr. Stearns is currently entitled to an annual salary of $250,000 and Dr. Horowitz is currently entitled to an annual salary of $232,000. In addition, Dr. Fass, Mr. Clement, Mr. Shaw and the Senior Vice Presidents are eligible to participate in the Company's bonus, long-term incentive and other benefit programs.

        In the event Dr. Fass' employment is terminated by the Company at any time for any reason other than Cause (as defined below), death or disability, by Dr. Fass for Good Reason (as defined below) or if the Company shall fail to renew Dr. Fass' Employment Agreement, the Company will pay Dr. Fass an amount equal to 2.5 times his base salary and his targeted annual bonus, and Dr. Fass will receive continuation of medical, life and disability insurance and similar welfare benefits for 2.5 years (3 years if the termination occurs within 24 months of a Change in Control of the Company (as defined below)). However, if termination of employment by the Company or Dr. Fass or failure to renew his Employment Agreement occurs within 24 months following a Change in Control of the Company, the multiplier shall be 3, rather than 2.5, and Dr. Fass will be "grossed up" for any "golden parachute" excise taxes he is required to pay as a result of the severance payments.

        In the event Mr. Clement's employment is terminated by the Company at any time for any reason other than Cause, death or disability, by Mr. Clement for Good Reason, or if the Company shall fail to renew Mr. Clement's Employment Agreement, the Company will pay Mr. Clement an amount equal to the product determined by multiplying his base salary and his targeted annual bonus by the Clement Service Multiplier. The Clement Service Multiplier is determined by dividing (a) the lesser of (1) the full number of months since the commencement of his employment (but not less than six months) and (2) twenty four by (b) twelve. In addition, Mr. Clement will receive continuation of medical, life and disability insurance and similar welfare benefits for that number of months equal to the Clement Service Multiplier times 12. However, the Clement Service Multiplier is 2.0 if Mr. Clement terminates employment for Good Reason other than within 24 months following a Change in Control of the Company and is 2.5 if within 24 months following a Change in Control of the Company, the Company terminates Mr. Clement's employment without Cause or fails to renew the Employment Agreement (if it would otherwise have expired during the period) or Mr. Clement terminates his employment for

Good Reason. In addition, Mr. Clement will be "grossed up" for any "golden parachute" excise taxes he is required to pay as a result of severance payments.

        In the event Mr. Shaw's employment is terminated by the Company at any time for any reason other than Cause, death or disability, by Mr. Shaw for Good Reason, or if the Company shall fail to renew Mr. Shaw's Employment Agreement, the Company will pay Mr. Shaw an amount equal to 1.75 (the "Shaw Service Multiplier") times his base salary and his targeted annual bonus, and Mr. Shaw will receive continuation of medical, life and disability insurance and similar welfare benefits for that number of months equal to the Shaw Service Multiplier times 12. However, the Shaw Service Multiplier is 2.25 if within 24 months following a Change in Control of the Company, the Company terminates Mr. Shaw's employment without Cause or fails to renew the Employment Agreement (if it would otherwise have expired during the period) or Mr. Shaw terminates his employment for Good Reason.

        In the event a Senior Vice President's employment is terminated by the Company at any time for any reason other than Cause, death or disability, by the Senior Vice President for Good Reason, or if the Company shall fail to renew the Senior Vice President's Employment Agreement, the Company will pay such Senior Vice President an amount equal to the product determined by multiplying his base salary and his targeted annual bonus by the SVP Service Multiplier. The SVP Service Multiplier is the number determined by dividing (a) the lesser of (1) the full number of months since the commencement of his employment (but not less than six months) and (2) eighteen by (b) twelve; provided, however, that Mr. Kanner will receive the greater of the product resulting from the formula set forth above or the total amount payable pursuant to Directors Insurance, Keren Hishtalmut and similar programs under Israeli law. The Senior Vice Presidents generally will receive continuation of medical, life and disability insurance and similar welfare benefits for that number of months equal to the SVP Service Multiplier times 12, except that Mr. Kanner will receive such benefits for the SVP Service Multiplier times 12 or the period of time mandated by Israeli law, whichever is greater. However, the SVP Service Multiplier is 1.5 if the Senior Vice President terminates employment for Good Reason other than within 24 months following a Change in Control of the Company and is 2 if within 24 months following a Change in Control of the Company, the Company terminates the Senior Vice President's employment without Cause or fails to renew the Employment Agreement (if it would otherwise have expired during the period) or the Senior Vice President terminates his employment for Good Reason.

        Each of Dr. Fass, Mr. Clement, Mr. Shaw and the Senior Vice Presidents agreed pursuant to the terms of their Employment Agreement that $50,000, $45,000, $40,000 and $40,000, respectively, of the aforementioned amount they are entitled to will be withheld by the Company for twelve months following the termination of their Employment Agreement to ensure compliance with the non-solicitation and non-competition covenants of the Employment Agreements described below, except there is no withholding if the termination is within 24 months of a Change in Control of the Company. Following the termination of employment of Dr. Fass, Mr. Clement, Mr. Shaw or a Senior Vice President for any reason other than for Cause, each of Dr. Fass, Mr. Clement, Mr. Shaw and the Senior Vice Presidents will be reimbursed by the Company for the costs of all outplacement services obtained by each of Dr. Fass, Mr. Clement, Mr. Shaw and the Senior Vice Presidents for three years, two and one half years, two years and two years, respectively, from the termination of their employment with the Company up to a maximum of 20% of their base salary in effect on the date of the termination of their employment with the Company.

        Pursuant to the Employment Agreements Dr. Fass, Mr. Clement, Mr. Shaw and each of the Senior Vice President agreed that during the term of their respective Employment Agreements and for six months thereafter they will not compete with the Company. In addition, Dr. Fass, Mr. Clement, Mr. Shaw and each of the Senior Vice President agreed that during the term of their respective Employment Agreements and for twelve months thereafter they will not solicit employees of the

Company. These covenants terminate if the executive's employment is terminated by the Company without Cause or by the executive with Good Reason following a Change in Control of the Company.

        For purposes of the Employment Agreements, a "Change in Control of the Company" shall be deemed to occur as of the first day that any one or more of the following conditions is satisfied: (a) any consolidation or merger in which the Company is not the continuing or surviving entity or pursuant to which shares of the Company's common stock would be converted into cash, securities, or other property, other than (i) a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) a consolidation or merger which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (by being converted into voting securities of the continuing or surviving entity) more than 50% of the combined voting power of the voting securities of the continuing or surviving entity immediately after such consolidation or merger and which would result in the members of the Board immediately prior to such consolidation or merger (including for this purpose any individuals whose election or nomination for election was approved by a vote of at least two-thirds of such members) constituting a majority of the Board (or equivalent governing body) of the continuing or surviving entity immediately after such consolidation or merger; (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the Company's assets; (c) the Company's stockholders approve any plan or proposal for the liquidation or dissolution of the Company; (d) any person shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the Company's outstanding common stock other than pursuant to a plan or arrangement entered into by such person and the Company; or (e) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority of the Board unless the election or nomination for election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

        For purposes of the Employment Agreements, "Cause" means: (a) executive materially breached any of the terms of his Employment Agreement and fails to correct such breach within 15 days after written notice thereof from the Company; (b) executive is convicted of a criminal offense involving a felony giving rise to a sentence of imprisonment; (c) executive breaches a fiduciary trust for the purpose of gaining a personal profit, including, without limitation, embezzlement; or (d) despite adequate warnings, executive intentionally and willfully fails to perform reasonably assigned duties within the normal and customary scope of his position.

        For purposes of the Employment Agreements, "Good Reason" means the occurrence of one of the following events: (a) a reduction in base salary; (b) a failure to maintain benefits under or relative level of participation in the Company's employee benefit or retirement plans; (c) a failure to require a successor company to assume and agree to perform the Company's obligations under the executive's Employment Agreement; and (d) upon a Change in Control of the Company (i) requiring the executive to be based at a location requiring the executive to travel an additional 35 miles per day, (ii) requiring the executive to report to a lower level employee, or (iii) demoting the executive. In addition, for purposes of Dr. Fass' Employment Agreement "Good Reason" shall include the failure to nominate Dr. Fass for election as a director of the Company or his failure to be elected as a director of the Company.

EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information as of December 31, 2002 with respect to shares of the Company's common stock that may be issued under its equity compensation plans, including the (i) 1992 Stock Option Plan, (ii) Stock Option Plan for New Directors, (iii) 1997 Stock Option Plan for Non-Employee Directors, (iv) 1998 Employee Stock Purchase Plan, (v) Stock Compensation Plan for Outside Directors and (vi) 2001 Stock Option Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	8,573,000(1)	$8.54 (1)	9,539,529(2)
Equity compensation plans not approved by security holders	None	N/A	N/A

Total	8,573,000(1)	$8.54 (1)	9,539,529(2)

(1)
Under the 1998 Employee Stock Purchase Plan, participants are granted the right to purchase our common stock on certain dates within a predetermined purchase period at 85% of our stock price on the first or last day of the period, whichever is lower. Accordingly, these numbers are not determinable.

(2)
Consists of 1,638,224 shares of our common stock available for issuance under our 1998 Employee Stock Purchase Plan, 96,530 shares of common stock available for issuance under our Stock Compensation Plan for Outside Directors and 7,804,775 shares of common stock available for issuance under our 2001 Stock Option Plan. BTG no longer makes grants under the 1992 Stock Option Plan, the Stock Option Plan for New Directors or the 1997 Stock Option Plan for Non-Employee Directors, although previously granted options remain outstanding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Mr. Hayward-Surry is the president and a director of Pall Corporation. In 2002, Pall Corporation sold filters to Bio-Technology General (Israel) Ltd., a subsidiary of the Company, through its Israeli distributor. The total amount of these sales was approximately $100,000. The Company believes that the aforementioned transaction was made on terms no less favorable to the Company than would have been obtained from an unaffiliated third party.

PERFORMANCE GRAPH

        The following graph compares cumulative total return of the Company's common stock with the cumulative total return of (i) the Standard & Poors 500 Index ("S&P 500 Index"), (ii) the Amex Biotech Index and (iii) the S&P Drug Index. The graph assumes (a) $100 was invested on December 31, 1997 in each of the Company's common stock, the stocks comprising the S&P 500 Index, the stocks comprising the Amex Biotech Index and the stocks comprising the Standard & Poors Drug Index ("S&P Drug Index"), and (b) the reinvestment of dividends.

STOCK PERFORMANCE GRAPH
Bio-Technology General Corp.
Analysis of Peer Group Indices

PROPOSAL NO. 2—AMENDMENT TO THE CERTIFICATE OF INCORPORATION
TO CHANGE THE COMPANY'S NAME

        The Company's Certificate of Incorporation provides that the name of the Company is Bio-Technology General Corp. On March 24, 2003, the Company's Board of Directors authorized an amendment of the Certificate of Incorporation, subject to stockholder approval, to change the name of the Company to Savient Pharmaceuticals, Inc. If this amendment is adopted, it will become effective upon filing the amendment with the Secretary of State of the State of Delaware. Under the proposed amendment the First Article of the Company's Certificate of Incorporation would be amended to read as follows:

        "The name of the corporation is Savient Pharmaceuticals, Inc. (hereinafter referred to as the "Corporation")."

        The full text of the proposed amendment to Article FIRST is set forth in Appendix A hereto and the foregoing discussion is qualified by reference thereto.

Reason for the Proposed Amendment

        Management has determined that the name of the Company should more accurately reflect the Company's business today. The Company was founded more than twenty years ago to develop genetically engineered products for animals and humans. While the Company continues to develop genetically engineered or recombinant pharmaceutical products and sees the potential for significant future earnings from this pipeline, the Company became profitable and remains profitable today because of traditional pharmaceuticals, which are, for the most part, small molecules and other specialty niche products.

        The Company today is very much a specialty pharmaceutical company, with operations not only in the United States and Israel, but also, as the result of the acquisition of Rosemont, in the United Kingdom. The Company commercializes—alone or through partners—diversified specialty products on a worldwide basis and is dedicated to the research, development and commercialization of therapeutic agents that address unmet medical needs in both niche as well as larger market segments. Of the approximately ninety products marketed by the Company alone or through partners, virtually all are specialty pharmaceuticals and virtually all are chemical entities as opposed to recombinant products. Thus the majority of our sales and the majority of our profit are derived from specialty pharmaceutical products.

        Given that this is what we are, we believe our current name creates confusion within the investment community, as they try to reconcile the name "Bio-Technology General" with the reality of "specialty pharmaceutical" company. Our proposed new name—Savient Pharmaceuticals, Inc.—which is not tied to any particular segment of the pharmaceutical business, thus encompasses our current business without denying us the opportunity to evolve and grow as we balance the specialty pharmaceutical business with the recombinant products that we strive to bring through our pipeline and into the market. For these reasons, management and the Board of Directors recommends that the stockholders approve this name change.

        THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 2—AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY'S NAME" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL.

RELATIONSHIP WITH INDEPENDENT AUDITORS

        Grant Thornton LLP have been the independent auditors for the Company since October 2002 and will serve in that capacity for the 2003 fiscal year. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so, and will respond to appropriate questions from stockholders.

STOCKHOLDER PROPOSALS

        Stockholder proxies obtained by the Board of Directors in connection with the annual meeting of stockholders in the year 2004 will confer on the proxyholders discretionary authority to vote on any matters presented at the meeting which were not included in the proxy statement, unless notice of the matter to be presented at the meeting is provided to the Company's Corporate Secretary no later than March 29, 2004.

        All stockholder proposals which are intended to be presented at the 2004 Annual Meeting of Stockholders of the Company must be received by the Company no later than January 13, 2004 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

OTHER BUSINESS

        The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the Company's proxy statement or annual report to stockholders may have been sent to multiple stockholders in each household. The Company will promptly deliver a separate copy of either document to any stockholder upon written or oral request to the Investor Relations Department of the Company, Bio-Technology General Corp., One Tower Center, 14th Floor, East Brunswick, NJ 08816, telephone: (732) 418-9300. Any stockholder who wants to receive separate copies of the proxy statement or annual report to stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder's bank, broker, or other nominee record holder, or the stockholder may contact the Company at the above address and phone number.

ADDITIONAL INFORMATION

        Proxies for use at the meeting are being solicited by the Board of Directors of the Company. Proxies will be mailed to stockholders on or about May 12, 2003 and will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. The Company has retained D.F. King & Co. to aid in the solicitation. For these services, D.F. King & Co. will receive a fee of approximately $12,500 and reimbursement of expenses. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations or by telephone, facsimile or electronic means. All expenses incurred in connection with this solicitation will be borne by the Company.

        The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope, or vote by telephone or electronically.

                      By Order of the Board of Directors

                      Robert M. Shaw
                       Secretary

Dated: May 12, 2003

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: BIO-TECHNOLOGY GENERAL CORP., ATTENTION: LEAH BERKOVITS, ONE TOWER CENTER, 14TH FLOOR, EAST BRUNSWICK, NEW JERSEY 08816.

Appendix A

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

BIO-TECHNOLOGY GENERAL CORP.

* * * * *

        Bio-Technology General Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, (the "Corporation"), DOES HEREBY CERTIFY:

        FIRST: Article FIRST of the Certificate of Incorporation of the Corporation is hereby amended and replaced in its entirety with the following:

          "FIRST: The name of the corporation is Savient Pharmaceuticals, Inc. (hereinafter referred to as the "Corporation")."

        SECOND: The Certificate of Amendment of Certificate of Incorporation herein certified was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

        THIRD: The Certificate of Amendment herein certified was duly adopted at the annual meeting of the stockholders of the Corporation duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute voted in favor of the amendment to the Corporation's Certificate of Incorporation.

        IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment of Certificate of Incorporation to be signed, under penalties of perjury, and the facts stated herein are true and correct.

Dated:            , 2003

BIO-TECHNOLOGY GENERAL CORP.
By:	Name: Title:

BIO-TECHNOLOGY GENERAL CORP.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 17, 2003

        Herbert Conrad, Sim Fass and Virgil Thompson, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Bio-Technology General Corp. held of record by the undersigned on May 6, 2003, at the Annual Meeting of Stockholders to be held at 11:00 a.m. on Tuesday, June 17, 2003, at The University Club, 1 West 54th Street, New York, New York, and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

  WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSAL NO. 1 AND FOR PROPOSAL NO. 2.

1.	Proposal No. 1 — Election of Directors — Nominees are:
Herbert Conrad, Sim Fass, Jeremy Hayward-Surry, Stephen O. Jaeger, Carl E. Kaplan, David Tendler, Virgil Thompson, Faye Wattleton and Herbert Weissbach.
☐ FOR all listed nominees (except do not vote for the nominee(s) whose name(s) appears(s) below):

☐ WITHHOLD AUTHORITY to vote for the listed nominees.
2.	Proposal No. 2 — Amendment to the Certificate of Incorporation
☐ FOR
☐ AGAINST
☐ ABSTAIN

IMPORTANT: Please sign exactly as name appears below. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title as such. If signor is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated	, 2003

Signature

Signature if held jointly
The above-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL
PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.
TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
PLEASE CALL TOLL-FREE 1-800-PROXIES AND FOLLOW THE INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AND THE PROXY CARD AVAILABLE WHEN YOU CALL.
TO VOTE BY INTERNET
PLEASE ACCESS THE WEB PAGE AT "WWW.VOTEPROXY.COM" AND FOLLOW THE ON-SCREEN INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AVAILABLE WHEN YOU ACCESS THE WEB PAGE.

YOUR CONTROL NUMER IS

QuickLinks

Bio-Technology General Corp. One Tower Center, 14th Floor East Brunswick, NJ 08816 (732) 418-9300
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ABOUT THE MEETING
STOCK OWNERSHIP
PROPOSAL NO. 1—ELECTION OF DIRECTORS
AUDIT MATTERS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PERFORMANCE GRAPH
STOCK PERFORMANCE GRAPH Bio-Technology General Corp. Analysis of Peer Group Indices
PROPOSAL NO. 2—AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY'S NAME
RELATIONSHIP WITH INDEPENDENT AUDITORS
STOCKHOLDER PROPOSALS
OTHER BUSINESS
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
ADDITIONAL INFORMATION
  Appendix A
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF BIO-TECHNOLOGY GENERAL CORP.